SCHEDULE A

amended as of January 28, 2025

to the

ETF Master Services Agreement between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

dated April 21, 2021

Fund Portfolio(s)

Q3 All-Season Active Rotation ETF

Westwood Salient Enhanced Midstream Income ETF

Westwood Salient Enhanced Energy Income ETF

Westwood LBRTY International Equity ETF

Westwood LBRTY Global Equity ETF

Westwood LBRTY Emerging Markets Equity ETF

Exh (h)(1)(A)(ii) 1